Exhibit d.(iii).a(i)

SCHEDULE A

Fees Paid to the Sub-Adviser

This Schedule A to that certain Sub-Advisory Agreement by and between Hartford Funds Management Company, LLC and Schroder Investment Management North America Inc., dated October 19, 2016, is effective as of February 28, 2019.

The Sub-Adviser’s fee for each Fund shall be accrued daily at 1/365th of the applicable per annum rate set forth below:

Fund	Per Annum Rate
Hartford Schroders International Stock Fund[1]	[REDACTED]
Hartford Schroders International Multi-Cap Value Fund
Hartford Schroders US Small Cap Opportunities Fund
Hartford Schroders US Small/Mid Cap Opportunities Fund (to be named) Hartford Schroders US MidCap Opportunities Fund[2]
Hartford Schroders Tax-Aware Bond Fund
Hartford Schroders Emerging Markets Equity Fund
Hartford Schroders Emerging Markets Multi-Sector Bond Fund
Hartford Schroders Global Strategic Bond Fund
Hartford Schroders Securitized Income Fund

[REDACTED]

1 Fee changes effective March 1, 2019

2 Name change effective May 1, 2019